UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[  ]  Definitive Additional Materials

[  ]  Soliciting Material Pursuant to ss.240.14a-12

China Direct, Inc.
(Name of Registrant as Specified In Its Charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.

	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ___________________________________________________
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(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
___________________________________________________

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[  ] Fee paid previously with preliminary materials.
[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

[ ]	Amount Previously Paid: ________________________________________
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[ ]	Date Filed: _________________________________________

April 17, 2009

Dear Shareholders:

You are cordially invited to attend the 2008 annual meeting of the shareholders of China Direct, Inc. on Friday, May 29, 2009, at 1:00 p.m., Eastern Standard Time, at the Hilton Hotel at 100 Fairway Drive, Deerfield Beach, Florida, 33441-1856. Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement.

As a result of rules recently adopted by the U.S. Securities and Exchange Commission, we are pleased to be furnishing our proxy materials through a “notice and access” model. Instead of mailing printed copies to each shareholder, on or about April 17, 2009 we mailed a Notice of Internet Availability which contained instructions on how to access your proxy materials through the Internet, how each shareholder can receive a paper copy of proxy materials, including our Proxy Statement, our Annual Report and a form of proxy card, and how to access your proxy card to vote through the Internet or by telephone. We believe this new process will expedite your receipt of proxy materials, lower the cost of the annual meeting, and help to conserve natural resources.

We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please promptly vote as your vote is important. Instructions regarding the various methods of voting are contained on the proxy card, including voting by toll-free telephone number or the Internet.  If you attend the annual meeting, you may revoke your proxy and vote your own shares.

Sincerely, China Direct, Inc. Yuejian (James) Wang, Ph.D. Chairman of the Board, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 29, 2009

To the shareholders of China Direct, Inc.

You are cordially invited to attend the annual meeting of shareholders of China Direct, Inc. to be held at the Hilton Hotel in Deerfield Beach, Florida located at 100 Fairway Drive, Deerfield Beach, Florida, 33441-1856 on Friday, May 29, 2009 at 1:00 PM Eastern Standard Time. At the annual meeting you will be asked to vote on the following matters:

•	To elect a board of directors consisting of five members;
•	To ratify the appointment of Sherb & Co., LLP as our independent registered public accounting firm;
•	To approve an amendment to our articles of incorporation to change our name from China Direct, Inc. to China Direct Industries, Inc. or such other name as the board of directors may elect; and
•	To consider and act upon any other business as may properly come before the annual meeting or any adjournments thereof.

The board of directors recommends that you vote FOR Proposals 1, 2 and 3. These items of business are more fully described in the proxy statement that is attached to this Notice. The board of directors has fixed the close of business on April 1, 2009 as the Record Date for determining the shareholders that are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

It is important that your shares be represented and voted at the meeting. If you received the proxy materials by mail, you can vote your shares by completing, signing, dating, and returning your completed proxy card, by telephone or over the Internet. If you received the proxy materials over the Internet, a proxy card was not sent to you, and you may vote your shares by telephone or over the Internet. To vote by telephone or Internet, follow the instructions included in the proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

You may attend the annual meeting and vote in person even if you have previously voted by proxy in one of the three ways listed above. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2008 Annual Meeting of Shareholders to be held on May 29, 2009.

The Notice of Annual Meeting, Proxy Statement, the proxy card and Annual Report for the year ended December 31, 2008 are available at http://www.iproxydirect.com/cdii.

By Order of the Board of Directors

/s/ Lazarus Rothstein
Lazarus Rothstein,
Secretary

Deerfield Beach, Florida
April 17, 2009

TABLE OF CONTENTS

Shareholders Should Read the Entire Proxy Statement Carefully Prior to Returning Their Proxies
____________________

PROXY STATEMENT
____________________

FOR

ANNUAL MEETING OF SHAREHOLDERS
GENERAL

The enclosed proxy is solicited on behalf of the board of directors of China Direct, Inc. for use at our annual meeting of shareholders to be held on Friday, May 29, 2009 at 1:00 PM, Eastern Standard Time, and at any adjournments thereof.  The annual meeting will be held at the Hilton Hotel in Deerfield Beach, Florida located at 100 Fairway Drive, Deerfield Beach, Florida, 33441-1856.  Voting materials, including this proxy statement, the proxy card and our 2008 Form 10-K, are being made available to all or our shareholders on or about April 17, 2009.

QUESTIONS AND ANSWERS

Following are some commonly asked questions raised by our shareholders and answers to each of those questions.

What may I vote on at the annual meeting?

At the annual meeting, shareholders will consider and vote upon the following matters:

•	to elect a board of directors consisting of five members;
•	to ratify the appointment of Sherb & Co., LLP as our independent registered public accounting firm;
•	to approve an amendment to our articles of incorporation to change our name from China Direct, Inc. to China Direct Industries, Inc. or such other name as the board of directors may elect; and
•	such other matters as may properly come before the annual meeting or any adjournments thereof

How does the board of directors recommend that I vote on the proposals?

The board of directors recommends a vote “FOR” each of the nominees to the board of directors, “FOR” the proposal ratifying the appointment of Sherb & Co., LLP, and “FOR” the proposal approving an amendment to our articles of incorporation to change our name from China Direct, Inc. to China Direct Industries, Inc. or such other name as the board of directors may elect.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In accordance with rules recently adopted by the U.S. Securities and Exchange Commission (SEC), rather than mailing a printed copy of our proxy materials to each shareholder of record, we may now send each of our shareholders a Notice of Internet Availability of Proxy Materials (Notice), which indicates how our shareholders may:

•	access their proxy materials over the Internet;
•	make a one-time request to receive a printed set of proxy materials by mail; or
•	make a permanent election to receive all of their proxy materials in printed form by mail or electronically by e-mail.

The Notice will also include your control number and instructions for voting your proxy over the Internet.  If you no longer have your Notice and need to obtain your control number, you may contact us at 1-866-752-8683.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the annual meeting over the Internet; and
•	instruct us to send our future proxy materials to you electronically by e-mail instead of sending you printed copies by mail.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of shareholders on the environment.  If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site.  Your election to receive proxy materials by email will remain in effect until you terminate it. Our Annual Report for the year ended December 31, 2008 on Form 10-K accompanies these proxy materials but is not considered part of the proxy soliciting materials.

How do I vote?

You can vote either in person at the annual meeting or by proxy, by telephone, by fax or over the Internet whether or not you attend the annual meeting.  To obtain directions to attend the annual meeting and vote in person, please call (954) 363-7333.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Co., Inc., you are considered the shareholder of record with respect to those shares and we are sending a Notice of Internet Availability of Proxy Materials (Notice) directly to you.  As the shareholder of record, you have the right to vote in person at the annual meeting.  If you choose to do so, you can bring the proxy card that is part of this proxy statement or vote at the annual meeting using the ballot provided at the meeting.  Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting in person.

Most of our shareholders hold their shares in street name through a stockbroker, bank or other nominee rather than directly in their own name.  In that case, you are considered the beneficial owner of shares held in street name, and the Notice is being forwarded to you.  As the beneficial owner, you are also invited to attend the annual meeting. Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from the stockbroker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.  You will need to contact your stockbroker, trustee or nominee to obtain a legal proxy, and you will need to bring it to the annual meeting in order to vote in person.

You can vote by proxy in four ways:

•	by mail – If you received your proxy materials by mail, you can vote by mail by using the enclosed proxy card;
•
by telephone – In the United States and Canada, you can vote by telephone by following the instructions on the Notice to access the proxy materials or on your proxy card if you received your materials by mail;

•	by Internet – You can vote by Internet by following the instructions on the Notice to access the proxy materials or on your proxy card if you received your materials by mail; and
•	By Fax – 212-521-3464

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate.

The internet, telephone and fax voting system for shareholders of record will close at 11:59 p.m., Eastern Standard Time, on May 28, 2009.  Please refer to the proxy card for details on all methods of voting.

What happens if additional matters are presented at the annual meeting?

Other than the election of directors, the ratification of the appointment of our auditor and the approval of an amendment to our articles of incorporation changing our corporate name, we are not aware of any other business to be acted upon at the annual meeting.  If you grant a proxy, the person named as proxy holder, Mr. Lazarus Rothstein, our Executive Vice President, General Counsel and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting.

What happens if I do not give specific voting instructions?

If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our board of directors on all matters and as the proxy holder may determine in his discretion with respect to any other matters properly presented for a vote before the annual meeting.  If you hold your shares through a stockbroker, bank or other nominee and you do not provide instructions on how to vote, your stockbroker or other nominee may exercise their discretionary voting power with respect to the election of our directors and the ratification of the appointment of Sherb & Co., LLP as our independent registered public accounting firm.

What is the quorum requirement for the annual meeting?

On April 1, 2009, the Record Date for determining which shareholders are entitled to vote, there were 23,460,432 shares of our common stock outstanding which is our only class of voting securities. Each share of common stock entitles the holder to one vote on matters submitted to a vote of our shareholders. A majority of our outstanding common shares as of the Record Date must be present at the annual meeting (in person or represented by proxy) in order to hold the meeting and conduct business. This is called a quorum.  Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the annual meeting, if you are present and vote in person at the meeting or have properly submitted a proxy card or voted by telephone or by using the Internet.

How can I change my vote after I return my proxy card?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new proxy card with a later date, by voting on a later date by using the Internet (only your latest Internet proxy submitted prior to the annual meeting will be counted), or by attending the annual meeting and voting in person.  However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote at the annual meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within our company or to third parties, except:

•	as necessary to meet applicable legal requirements;
•	to allow for the tabulation of votes and certification of the vote; and
•	to facilitate a successful proxy solicitation.

Any written comments that a shareholder might include on the proxy card will be forwarded to our management.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting.  The final voting results will be tallied by our transfer agent and Inspector of Elections and published in our quarterly report on Form 10-Q for the quarter ended June 30, 2009.  We will also make the results available on our website, which is www.cdii.net. We will identify a link to the results on the Investor Relations page of our website.

How can I obtain a separate set of voting materials?

To reduce the expense of delivering duplicate voting materials to our shareholders who may have more than one China Direct stock account, we are delivering only one Notice of Internet Availability of Proxy Materials (Notice) to certain shareholders who share an address, unless otherwise requested.  If you share an address with another shareholder and have received only one Notice, you may write or call us to request to receive a separate Notice.  Similarly, if you share an address with another shareholder and have received multiple copies of the Notice, you may write or call us at the address and phone number below to request delivery of a single copy of this Notice.  For future annual meetings, you may request separate Notices, or request that we send only one Notice to you if you are receiving multiple copies, by writing or calling us at:

China Direct, Inc.
Attention: Mr. Lazarus Rothstein,
Executive Vice President and General Counsel
431 Fairway Drive, Suite 200
Deerfield Beach, Florida 33441
Telephone: (954) 363-7333

Who pays for the cost of this proxy solicitation?

We will pay the costs of the solicitation of proxies.  We may also reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions.  In addition to soliciting proxies by mail, our board members, officers, and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

How can I obtain a copy of China Direct’s 2008 Form 10-K?

You may obtain a copy of our Form 10-K for the year ended December 31, 2008 by sending a written request to the address listed above under “How can I obtain a separate set of voting materials?”.  We will furnish the Form 10-K without exhibits at no charge.  If you prefer a copy of the 2008 Form 10-K including exhibits, you will be charged a fee (which will be limited to our reasonable expenses in furnishing such exhibits).  Our 2008 Form 10-K is available in PDF format from the Investor Relations page of our website at www.cdii.net and our Form 10-K with exhibits is available on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

What is the voting requirement to approve the proposals?

In the election of directors, the five persons receiving the highest number of (or plurality) “FOR” votes at the annual meeting will be elected. There will be no cumulative voting in the election of directors.  The proposal to ratify the appointment of Sherb & Co., LLP as our independent registered public accounting firm and the proposal to approve the amendment to our articles of incorporation changing our corporate name will be approved if the votes cast “FOR” each of the proposals exceed those cast against each of the respective proposals.  Abstentions and broker non-votes will be treated as shares that are present, or represented and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.  Broker non-votes will not be counted as a vote cast on any matter presented at the annual meeting.  Abstentions will not be counted in determining the number of votes cast in connection with any matter presented at the annual meeting.

How can I communicate with the non-employee directors on China Direct’s board of directors?

The board of directors encourages shareholders who are interested in communicating directly with the non-employee directors as a group to do so by writing to the non-employee directors in care of our corporate secretary.  Shareholders can send communications by mail to:

Mr. Lazarus Rothstein,
Executive Vice President, General Counsel
and Corporate Secretary
China Direct, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, Florida 33441

Correspondence received that is addressed to the non-employee directors will be reviewed by our corporate secretary or his designee, who will regularly forward to the non-employee directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our corporate secretary, deals with the functions of the board of directors or committees thereof or that our corporate secretary otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by us that is addressed to the non-employee members of the board of directors and request copies of any such correspondence.

WHO CAN HELP ANSWER YOUR QUESTIONS?

You may seek answers to your questions by writing, calling or emailing China Direct at:

Mr. Lazarus Rothstein
Executive Vice President, General Counsel
and Corporate Secretary
China Direct, Inc.
431 Fairway Drive
Deerfield Beach, Florida 33441
Telephone: (954) 363-7333
Telecopier: (954) 363-7320
Generalcounsel@cdii.net

CORPORATE GOVERNANCE

Board of Directors

The board of directors oversees our business affairs and monitors the performance of management.  In accordance with our corporate governance principles, the board of directors does not involve itself in day-to-day operations.  The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that we send them and by participating in board of directors and committee meetings.  Our directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director.  Biographical information about our directors is provided in “Election of Directors – Proposal No. 1” on page 21.

Director Independence

We are required to have a majority of independent directors within the meaning of applicable NASDAQ Stock Market Rules.  The board of directors has determined three of the five directors and nominees who would serve after May 29, 2009 are independent which excludes Dr. Yuejian (James) Wang, our Chief Executive Officer, and Mr. Yuwei Huang, our Executive Vice President - Magnesium.  The board of directors’ determinations of independence was made in accordance with applicable SEC and NASDAQ Stock Market Rules.

Board of Directors Meetings and Attendance

During 2008, the board of directors held five physical meetings.  No incumbent Director attended during their term, either in person or via telephone, fewer than 75% of the total meetings of the board of directors and at least 75% of the total meetings of the committees of the board of directors on which such director served.  The board of directors also approved certain actions by unanimous written consent. It is our policy that directors should make every effort to attend the annual meeting of shareholders.  Dr. Yuejian (James) Wang and Messrs. David Barnes, Sheldon Steiner and George Leibowitz were present at our annual shareholders meeting held on May 30, 2008.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial and accounting officer.  A copy of the Code of Business Conduct and Ethics is available on the Investor Relations page of our website at www.cdii.net.  We will post on our website any amendment to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers.

Complaints Regarding Accounting Matters

The audit committee has established procedures for:

•	the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters; and
•	the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Communications with Directors

The board of directors has approved procedures for shareholders to send communications to individual directors or the non-employee directors as a group. Written correspondence should be addressed to the director or directors in care of Mr. Lazarus Rothstein, corporate secretary of China Direct, Inc., at our primary address. Correspondence received that is addressed to the non-employee directors will be reviewed by our corporate secretary or his designee, who will regularly forward to the non-employee directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our corporate secretary, deals with the functions of the board of directors or committees thereof or that the corporate secretary otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by China Direct that is addressed to the non-employee members of the board of directors and request copies of any such correspondence. You may also contact individual directors by calling our principal executive offices at (954) 363-7333.

Legal Proceedings

There are no legal proceedings to which any director, director nominee, officer or affiliate of our company, any owner of record or beneficially of more than 5% of common stock, or any associate of any such director, officer, affiliate of our company or security holder that is a party adverse to our company or any of our subsidiaries or has a material interest adverse to us.

Compliance With Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(d) of the Securities Exchange Act of 1934 during the year ended December 31, 2008 and Forms 5 and amendments thereto furnished to us with respect to the year ended December 31, 2008, as well as any written representation from a reporting person that no Form 5 is required, we are not aware that any officer, director or 10% or greater shareholder failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Securities Exchange Act of 1934 during the year ended December 31, 2008 with the exception of the one Form 4 filing by Yi (Jenny) Liu in connection with a restricted stock award which was inadvertently filed late.

BOARD COMMITTEES

The board of directors has standing audit, compensation and nominating and governance committees.  Each of the audit committee, the compensation committee and the nominating and governance committee has a written charter.  The charters are available on our website at www.cdii.net.  Information concerning the current membership and function of each committee is as follows:

Board of Directors Committee Membership
Director	Audit Committee Member		Compensation Committee Member		Nominating and Governance Committee Member
Dr. Yuejian (James) Wang
Marc Siegel (1)
David Barnes	X	(2)	X		X
Sheldon Steiner	X		X	(2)	X	(2)
George Leibowitz (3)	X				X
Yuwei Huang (4)
Philip Y. Shen, Ph.D. (4)
———————
(1)	Mr. Siegel resigned as an officer and director of our company effective on January 26, 2009.
(2)	Denotes Chairman.
(3)
As described in this proxy, Mr. Leibowitz is not standing for reelection to the board of directors at the annual meeting.  If elected at the annual meeting, it is anticipated that Dr. Shen will serve on the audit committee.

(4)	Appointed as a director effective January 26, 2009.

Audit Committee. The audit committee is responsible to the board of directors for the areas of audit and compliance, and oversees our financial reporting process, including monitoring the integrity of the financial statements and the independence and performance of the registered public accounting firm and supervises our compliance with legal and regulatory requirements.  The current members of the audit committee are Messrs. Barnes (Chairman), Steiner and Leibowitz.  The board of directors has determined that each of Messrs. Barnes, Steiner and Leibowitz are “audit committee financial experts” as defined under SEC rules.  The board of directors has affirmatively determined that none of the members of the audit committee have a material relationship with us that would interfere with the exercise of independent judgment and each of the members of the audit committee are “independent” as defined in the applicable SEC and NASDAQ Stock Market Rules. The audit committee held three telephonic meetings during 2008.

Compensation Committee. The compensation committee is responsible for establishing and reviewing our compensation and employee benefit policies.  The members of the compensation committee are Messrs. Steiner (Chairman) and Barnes, each of whom are “independent” directors within the meaning of the applicable SEC and NASDAQ Stock Market Rules.

The compensation committee reviews and recommends to the board of directors for approval the compensation for our Chief Executive Officer and all of our other executive officers, including salaries, bonuses and grants of awards under, and administration of, our equity incentive plans.  The compensation committee, among other things, reviews and recommends to the board of directors employees to whom awards will be made under our equity incentive plans, determines the number of options to be awarded, and the time, manner of exercise and other terms of the awards.  For further information on the compensation committee's consideration and determination of executive officer compensation, see ”Executive Compensation - Compensation Discussion and Analysis”, below. During 2008 the compensation committee met two times.

Nominating and Governance Committee. The nominating and governance committee was formed to (1) to assist the board of directors by identifying individuals qualified to become board members, and to recommend for selection by the board of directors the director nominees to stand for election for the next annual meeting of our shareholders; (2) to recommend to the board of directors director nominees for each committee of the board of directors; (3) to oversee the evaluation of the board of directors and management, and (4) to develop and recommend to the board of directors a set of corporate governance guidelines and enhancements to the Code of Business Conduct and Ethics.

NASDAQ Stock Market Rules require director nominees to be either selected, or recommended for the board of directors’ selection, either by a majority of our independent directors or our nominating and governance committee.  The nominating and governance committee is responsible for selecting those individuals to recommend to the entire board of directors for election to the board.  The committee will consider candidates for directors proposed by security holders.  The nominating and governance committee has no formal procedures for submitting candidates and, until otherwise determined, accepts written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate’s qualifications to serve as a director.  If the proposed nominee is not the security holder submitting the name of the candidate, a letter from the candidate agreeing to the submission of his or her name for consideration should be provided at the time of submission.  If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire board of directors to stand for election to the board.

The nominating and governance committee identifies director nominees through a combination of referrals, including by management, existing board members and security holders, and direct solicitations, where warranted.  Once a candidate has been identified the nominating and governance committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation.

Among the factors that the committee considers when evaluating proposed nominees are their knowledge and experience in business matters, finance, capital markets and mergers and acquisitions.  The committee may request references and additional information from the candidate prior to reaching a conclusion.  The committee is under no obligation to formally respond to recommendations, although as a matter of practice, every effort is made to do so.

The nominating and governance committee received no security holder recommendations for nomination to the board of directors in connection with the annual meeting of shareholders. Dr. Yuejian (James) Wang and Messrs. David Barnes, Sheldon Steiner and George Leibowitz are incumbent directors standing for reelection.  Dr. Philip Y. Shen and Mr. Yuwei Huang were appointed in January 2009 and are standing for election.

During 2008 the nominating and governance committee met once.

DIRECTOR COMPENSATION

The board of directors' general policy on director compensation is that compensation for non-employee directors should consist of both cash and equity based compensation. The following table summarizes the compensation paid by us to our directors during 2008.

Director Compensation Table for 2008 (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Yuejian (James) Wang (3)	$-	$-	$-
David Barnes	$23,039	$49,550	$72,589
Sheldon Steiner	$19,833	$49,550	$69,383
George Leibowitz	$13,616	$39,644	$53,260
Philip Shen (4)	$-	$-	$-
Yuwei Huang (3)	$-	$-	$-
Victor Hollander (5)	$6,700	$-	$6,700
___________
(1)
No members of the board of directors received compensation in the form of option awards, Non-Equity Incentive Plan Compensation, Nonqualified Deferred Compensation Earnings, or any other forms of Compensation in excess of the $10,000 in the aggregate in 2007 and 2008.

(2)
All Stock Awards include the grant of restricted stock awards pursuant to our 2008 Non Executive Compensation Plan.  The amounts reflected for Stock Awards in the table above represent the dollar amount recognized for financial statement reporting purposes with respect to 2008 and 2007 for the fair value of securities granted in each respective year in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be realized upon exercise.

(3)
In accordance with our board of directors' general policy directors who are full time employees (currently Dr. Wang and Mr. Huang) are not paid for board service in addition to their regular employee compensation.

(4)	Dr. Shen was appointed to the board of directors on January 26, 2009; as such Dr. Shen did not receive any compensation in 2008.
(5)
Mr. Hollander did not stand for reelection to the Board at the annual meeting of shareholders on May 30, 2008.  All amounts paid to Mr. Hollander are for his services on the Board prior to May 30, 2008.

On May 30, 2008, the Board approved the following compensation for non-employee directors (currently all directors other than Dr. Wang and Mr. Huang).  Each non-employee director will be paid an annual retainer of $20,000 and $750 for each day they attend in person a Board or committee meeting.  The Chairman of the Audit Committee will also receive an annual retainer of $4,000.  The annual retainers will be paid in quarterly installments during the directors’ one year term in office.  Additionally, upon election to the Board on May 30, 2008, the Board granted each of Messrs. Barnes, Leibowitz and Steiner 5,000 shares of our restricted common stock.  The restricted common stock will vest in equal quarters during the directors’ term but only if the director is still a director of our company at the time of vesting.  The shares of restricted stock which have not vested hold voting rights and are eligible for the payment of dividends, if the Board were to declare dividends on our common stock.  The grant of restricted stock is made in addition to the directors’ annual cash retainers and meeting attendance fees.

The Board appointed Dr. Shen as a Director commencing on January 26, 2009 terminating on May 31, 2009.  The Board approved the following compensation for Dr. Shen; $5,000 payable per quarter and $750 for each Board meeting he attends in-person.  Additionally, the Board granted Dr. Shen a restricted stock award of 5,555 shares of our common stock; 4,000 shares vest on April 26, 2009 and 1,555 vest on July 26, 2009.  These restricted stock awards vest only in the event Dr. Shen is a Director at the time of vesting.  The shares of restricted stock are eligible for the payment of dividends, if the Board were to declare dividends on our common stock.  The grant of restricted stock is made in addition to Dr. Shen’s cash retainer and meeting attendance fees.

On April 2, 2008, the Board approved the following 2009 compensation for non-employee directors (currently all directors other than Dr. Wang and Mr. Huang).  Each non-employee director will continued to be paid an annual retainer of $20,000 and $750 for each day they attend in person a Board or committee meeting.  The Chairman of the Audit Committee will also receive an annual retainer of $4,000.  The annual retainers will be paid in quarterly installments during the directors’ one year term in office.  Additionally, the Board granted each of Messrs. Barnes, Leibowitz, Steiner and Shen 37,000 shares of our restricted common stock.  The restricted common stock will vest in equal quarters on May 30, 2009, August 31, 2009, November 30, 2009 and February 28, 2010 but only if the director is still a director of our company at the time of vesting.  The shares of restricted stock which have not vested hold voting rights and are eligible for the payment of dividends, if the Board were to declare dividends on our common stock.  The grant of restricted stock is made in addition to the directors’ annual cash retainers and meeting attendance fees.

AUDIT COMMITTEE REPORT

Report of the Audit Committee of the board of directors

The audit committee provides assistance to the board of directors in fulfilling its oversight responsibilities relating to our corporate accounting and reporting practices toward assurance of the quality and integrity of our consolidated financial statements.  The purpose of the audit committee is to serve as an independent and objective party to monitor our financial reporting process and internal control system; oversee, review and appraise the audit activities of our independent registered public accounting firm and internal auditing function, maintain complete, objective and open communication between the board of directors, the independent accountants, financial management, and the internal audit function.

Our independent registered public accounting firm reports directly to the audit committee and the audit committee is solely responsible to appoint or replace our independent registered public accounting firm, and to assure its independence and to provide oversight and supervision thereof.  The audit committee determines compensation of the independent registered public accounting firm and has established a policy for approval of non-audit related engagements awarded to the independent registered public accounting firm. Such engagements must not impair the independence of the registered public accounting firm with respect to our company as prescribed by the Sarbanes-Oxley Act of 2002; thus payment amounts are limited and non-audit related engagements must be approved in advance by the audit committee.  The audit committee determines the extent of funding that we must provide to the audit committee to carry out its duties, and has determined that such amounts were sufficient in 2008.

With respect to the year ended December 31, 2008, in addition to its other work, the audit committee:

•	Reviewed and discussed with management our audited consolidated financial statements as of December 31, 2008 and the year then ended;
•
Discussed with Sherb & Co., LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, with respect to its review of the findings of the independent registered public accounting firm during its examination of our financial statements;

•
Received from Sherb & Co., LLP written affirmation of its independence as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. In addition, the audit committee discussed with Sherb & Co., LLP its independence and determined that the provision of non-audit services was compatible with maintaining auditor independence; and

•	Reviewed and discussed with management our audited consolidated financial statements as of December 31, 2008 and the year then ended.

The audit committee recommended, based on the review and discussion summarized above, that the board of directors include the audited consolidated financial statements in the 2008 Form 10-K for filing with the SEC.

Audit Committee of the board of directors of China Direct, Inc.

David Barnes, Chairman
Sheldon Steiner
George Leibowitz

Information About Auditors

The audit committee of the board of directors has appointed Sherb & Co., LLP as the independent registered public accounting firm to conduct the audit of our consolidated financial statements for 2008 and to report on our consolidated balance sheets, statements of income and other related statements.  Sherb & Co., LLP has served as our independent registered public accounting firm since 2006.  The audit committee charter includes the procedures for pre-approval of all fees charged by our independent registered public accounting firm.  Under the procedure, the audit committee of the board of directors approves the engagement letter with respect to audit, tax and review services.  Other fees are subject to pre-approval by the audit committee.  The audit and tax fees paid to the auditors with respect to 2008 were pre-approved by the audit committee of the board of directors.

Fees and Services

The following table shows the fees that were billed for the audit and other services provided by Sherb & Co., LLP for 2008 and 2007.

	2008	2007
Audit Fees	$328,000	$225,000
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	6,500	88,400
Total	$334,500	$313,400

Audit Fees – This category includes the audit of our annual financial statements, review of financial statements included in our quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with engagements for those years.  This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees – This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees”.  The services for the fees disclosed under this category include consultation regarding our correspondence with the SEC and other accounting consulting.

Tax Fees – This category consists of professional services rendered by our independent registered public accounting firm for tax compliance and tax advice.  The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees – This category consists of fees for other miscellaneous items.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2008, each of Messrs. Steiner and Barnes were the members of the compensation committee; Mr. Steiner served as the Chairman of the committee.

Except as noted below, each of Messrs. Steiner and Barnes:

•	was not, during the fiscal year, an officer or employee of our company,
•	was not formerly an officer or employee of our company, or
•	did not have any relationship requiring disclosure by us under Certain Relationships and Related Transactions appearing later in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Senior executive officers

The following Compensation Discussion and Analysis describes, among other items, the material elements of compensation for our Chief Executive Officer, President and Chief Operating Officer who we refer to as  our “senior executive officers.).  In 2008, our senior executive officers included Yuejian (James) Wang, Ph.D., our Chief Executive Officer (“CEO”); Marc Siegel, our former President and David Stein, our former Chief Operating Officer. On January 26, 2009, we announced that Mr. Siegel was resigning as our President and a Director and taking on a role as consultant to our company through December 31, 2009.  In addition, in February 2009, Mr. Stein resigned as an officer of our company and took on a role as a consultant to us through December 31, 2009.

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of our senior executive officers and should be read in conjunction with the tables and narrative included in the rest of the Executive Compensation section of this proxy statement.  We are providing this compensation discussion and analysis on a voluntary basis as we are a smaller reporting company. All compensation paid to our CEO and other Senior Executive Officers was determined by the independent directors of the full Board, as defined by the applicable rules for companies listed on Nasdaq, following recommendations made by the compensation committee of the Board.  The compensation committee is composed solely of independent non-employee directors who meet regularly each year.  During 2008, the compensation committee engaged Watson Wyatt Worldwide (“Watson Wyatt”) as a compensation consultant, in certain matters related to executive compensation.

Executive Compensation Philosophy and Objectives

Our philosophy for compensating executives is to provide fair total cash compensation consistent with job markets in which we compete and reward performance.  Compensation levels for the senior executive officers reflect base salary for the executive’s role in our company, the market value of the position, performance in that position and the opportunity for additional rewards when we either meet or exceed business objectives that are supportive of our business strategy.  To attract and retain the best people, we offer meaningful rewards when we and our executives achieve specific business goals or when outstanding individual performance is demonstrated. Performance rewards fluctuate based on the results of established objectives and provide executives with the opportunity to earn additional compensation beyond their base salary.

In establishing compensation for our senior executive officers, the following are the compensation committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent;
•	Ensure senior officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our shareholders;
•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and
•	Enhance the officers’ incentive to increase our stock price and maximize shareholder value.

Compensation Evaluation Process

To assure our compensation programs are suitably competitive, the compensation committee, with the assistance of management and Watson Wyatt, reviewed outside compensation programs to align our executive compensation levels to market practices.  A combination of salary survey data and information from a comparator group of companies is used in these reviews.

Salary Survey Data

In 2008 we utilized the Watson Wyatt 2007/2008 top management and Mercer executive compensation surveys for comparison purposes in connection with determining the salaries of our senior executive officers.  These surveys were selected based on the comparison of benchmark positions available, ability to adjust survey data to similar size organizations, and sample of reporting organizations.

Comparator Group

For comparative purposes, we used the following peer group of 17 public companies of a similar size and industry to us:

Aceto Corp. Advisory Board Co. Diamond Mgmt & Tech Consultants, Inc. Duff & Phelps Corp. eLoyalty Inc. Exponent Inc. Friedman Industries Inc. General Steel Holdings, Inc. Hawkins, Inc.	Kenexa Corp Metalico, Inc. Nn, Inc Nuco2, Inc. Sutor Technology, Inc. Synalloy Corp. Universal Stainless & Alloy Products, Inc. Whx Corp.

Analysis of Data

In general, we attempted to target each component of total compensation at or around the 50th percentile of executive salary survey information.  We believe this allows us to attract and retain executives with a necessary level of skill and talent for our business.

Executive salary survey data was used at the median level and adjusted based on responsibility for each executive position.  Survey benchmark positions were selected to determine salary range midpoints based on market medians.  The base salary survey data for these benchmark positions is updated to April 1, 2008, using an annual adjustment factor of 3.5% and were scaled to our size of approximately $200 million in revenue.  This data was used to produce a salary structure midpoint and then reviewed with the compensation committee to establish a base salary structure and a short-term incentive target.  No provision in the compensation arrangements was made for long term equity incentives for Dr. Wang and Messrs. Siegel and Stein as the compensation committee determined that each of these individuals had been previously awarded sufficient stock options.

Compensation Components

The primary components of our executive compensation program includes:

•	Base salary;
•	Short-term incentives; and
•	Benefits and perquisites.

Base Salary. Base salary reflects the executive’s role in our company and the market value of the position.  The salary structure provides an amount of pay for each level.  We use base salaries to provide competitive compensation to attract and retain talented executives.  The compensation committee targeted base salary levels at the median of market data collected through our benchmarking process.  Adjusting base salaries to achieve or approach median is consistent with the compensation committee’s philosophy.  The compensation committee considered the following factors in setting annual base salaries:

•	the individual’s scope of responsibility;
•	the individual’s level of performance and experience;
•	any promotions resulting in increases in responsibility; and
•	competitive salaries within the market, drawing on data from our compensation survey analysis and the group of comparative companies.

On an annual basis, the compensation committee will make recommendations to the full Board on base salaries for senior executive officers, other than the CEO, and will make recommendations to the independent directors as to the CEO.

The independent directors evaluated our CEO’s performance and determined his annual base salary in consultation with an outside compensation consultant.  Similarly, the CEO evaluates the performance of each of the other senior executive officers, using the same factors identified above to make compensation recommendations to the compensation committee. Considering these recommendations and advice by the outside consultant, the compensation committee establishes a recommended annual base salary for the other senior executive officers.

At its August 6, 2008 board meeting, the independent directors approved employment agreements for its senior executive officers which became effective as of August 1, 2008 and expire on December 31, 2013 (collectively, the “Executive Employment Agreements”).  In 2009 Messrs. Marc Siegel and David Stein resigned from the company and entered into a separation and severance agreement with us terminating their respective employment agreements.  In addition, Messrs. Siegel and Stein each entered into consulting agreements with our company expiring on December 31, 2009 .

Currently the Executive Employment Agreement with Dr. Wang is effective and provides for, among other things, payment of a base salary which increases annually at fixed amounts, eligibility to receive an annual incentive bonus in 2008 as described below, a discretionary bonus if approved by our board of directors based on a recommendation of the compensation committee, participation in certain health and welfare benefit plans, an automobile allowance and an allowance for use of an email enabled mobile phone. Dr. Wang’s employment agreement provides that he will serve as our CEO and a member of our board of directors through December 31, 2013 at a base salary of $166,667 payable from August 1, 2008 through December 31, 2008 and an annual base salary of $450,000 in 2009, $500,000 in 2010, $550,000 in 2011, $600,000 in 2012 and $650,000 in 2013.

In approving Dr. Wang’s employment agreement and determining the amount of his base salary, the independent directors took into consideration his overall performance in successfully completing numerous acquisitions and capital raising transactions and competitive market data included in the 2008 executive compensation review prepared by Watson Wyatt.  When determining the other senior executive officers’ salaries, the compensation committee took into consideration overall individual performance and general company performance, scope of responsibility and competitive market data included in the 2008 executive compensation review prepared by Watson Wyatt.

Annual Incentive Bonus.  Through the incentive compensation provision of the Executive Employment Agreements (the “incentive bonus”), the compensation committee attempts to focus efforts of the senior executive officers on achievement of near term financial objectives that are critical to our success, reward accomplishments when performance meets or exceeds established targets or business plan objectives and more closely tie total cash compensation (base salary plus incentive compensation) to our financial results.

We use a company-wide financial goal to determine the amount of incentive compensation.  We believe the combination of a financial performance goal under the Executive Employment Agreements provides an appropriate balance between income statement and balance sheet management while focusing on shareholder value.  For 2008, our performance goal was comprised of an operating results target of total consolidated net income plus non-cash charges and dividends.  The performance goal is assigned a base salary multiplier. Incentive payments vary based on our financial results in comparison to the established goals.

The annual incentive bonus eligibility for Dr. Wang is 75% of his respective base salary if our total consolidated net income, after taxes, and excluding non- cash charges and dividends equals or exceeds $26,000,000, 100% of base salary if our total consolidated net income, after taxes, and excluding non-cash charges and dividends equals or exceeds $28,000,000, 150% of base salary if our total consolidated net income, after taxes, and excluding non-cash charges and dividends equals or exceeds $32,000,000, and 200% of base salary if our total consolidated net income, after taxes, and excluding non-cash charges and dividends equals or exceeds $36,000,000.  No annual incentive bonuses were paid to our senior executive officers in 2008.

Benefits and Perquisites. In order to attract and retain executive officers, we offer health and welfare programs and include medical and dental benefits.  In addition, our senior executive officers we awarded a monthly car allowance of $750 per month and an allowance for an email enabled mobile phone service of $500 per month.

Severance Benefits

Under the terms of the Executive Employment Agreements, if the employee’s employment is terminated as a result of his death, disability, by us without cause or the employee resigns within 90 days following a change of control or for "good reason”, the employee will be entitled to receive (in addition to salary and certain other benefits earned prior to termination) a single lump sum payment in an amount equal to two times the sum of the employee’s then-current annual base salary and the highest annual discretionary bonus and the highest incentive bonus that the employee was entitled to receive within the three (3) years preceding the date of termination. In addition, the employee will become fully vested in all outstanding stock incentive awards, will be entitled to certain health and welfare benefits for a period of two years following such termination and payment of additional amounts in the event additional taxes are imposed on the under Section 280G of the Internal Revenue Code. Under the Executive Employment Agreements, “cause” means: (i) a final non-appealable adjudication of the employee of a felony, which would have a material or adverse effect on our business; or (ii) the determination of the board of directors (other than the affected employee) that the employee has engaged in intentional misconduct or the gross neglect of his duties, which has a continuing material adverse effect on our business.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year.  This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based.  Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.  Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2008 and it is anticipated it will not affect the deductibility of such compensation expected to be paid in the foreseeable future.  The compensation committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The compensation committee has discussed and reviewed with management the Compensation Discussion and Analysis set forth above.  Based upon this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors.

Sheldon Steiner, Chairman
David Barnes

Summary Compensation Table

The following table summarizes all compensation recorded by us in the years ended December 31, 2007 and December 31, 2008 for:

•	our principal executive officer or other individual serving in a similar capacity,
•
our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2008 as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, whose compensation exceed $100,000, and

•	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at December 31, 2008.

For definitional purposes these individuals are sometimes referred to as the “named executive officers”.  The value attributable to any stock or option awards is computed in accordance with FAS 123R.  No officers received compensation in the form of Non-Equity Incentive Plan Compensation, Nonqualified Deferred Compensation Earnings, or any other forms of Compensation in excess of the $10,000 in the aggregate in 2007 and 2008.  The amounts reflected in columns d and e represent the dollar amount recognized for financial statement reporting purposes with respect to 2008 and 2007 for the fair value of securities granted in each respective year in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be realized upon exercise.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Total ($)(j)
Yuejian (James) Wang, Ph.D. (1)	2008	-	37,000	-	-	37,000
	2007	-	83,700	-	-	83,700
Yi (Jenny) Liu (3)	2008	105,000	6,500	232,250	-	343,750
	2007	70,000	20,200	0
———————
(1)
Dr. Wang serves as CEO, President and Chairman since January 2009. From August 2006 through December 2008 Dr. Wang served as CEO and. In 2007 and 2008 Dr. Wang waived his annual salary. In January 2009 Dr. Wang waived the annual base salary provided for in the employment agreement from October 1, 2008 through December 31, 2008 and the incentive compensation including bonus, if any, due in 2008. See “Employment Agreements and Narrative Regarding Executive Compensation - Assignment of securities received as compensation to certain executive officers” as set forth above. The amounts reflected in column (d) for 2008 represent cash payments made to Dr. Wang which were approved by the board of directors. The amounts reflected in column (d) for 2007 represent the fair value of marketable securities assigned to Dr. Wang as compensation in 2007 which were approved by the board of directors.

(2)
Ms. Liu serves as Vice President of Finance. In 2007 and 2008 Ms. Liu served as our Principal Financial and Accounting Officer. The amounts reflected in column (c)  represent cash payments made to Ms. Liu in 2007 and 2008. For 2008 the amounts reflected in column (d) represent cash payments made to Ms. Liu in 2008 which were approved by the board of directors. For 2007 the amounts reflected in column (d) represent the fair value of marketable securities assigned to Ms. Liu as compensation in 2007 which were approved by the board of directors. For 2008 the amounts reflected in column (e) represent the fair value of 80,000 shares of common stock granted on October 9, 2008 pursuant to the 2008 Non Executive Compensation Plan which vested January 1, 2009.

Outstanding Equity Awards at Year End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding at December 31, 2008:

	OPTION AWARDS					STOCK AWARDS (1)
Name (a)	Number of Securities Underlying Unexercised options (#) (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested (#) (g)	Market Value of Shares or Units of Stock that have not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($) (j)
Yuejian (James) Wang	27,400			2.50	1/1/2011
	400,000			5.00	1/1/2012
	500,000			7.50	1/1/2013
	500,000			10	1/1/2014

Yi (Jenny) Liu (3)	28,000			2.50	6/1/2012	80,000	-	-	-
__________________
(1)	At December 31, 2008 no officers held any unearned Equity Incentive Plan Awards.

(2)
Ms. Liu holds options to purchase 28,000 shares of common stock at an exercise price of $2.50 per share expiring on June 1, 2012.  On October 9, 2008 Ms. Liu was granted a restricted stock award for 80,000 shares of common stock, which vested on January 1, 2009.  All compensation paid to Ms. Liu was approved by the board of directors.

Executive Employment Agreements and Narrative Regarding Executive Compensation

In August 2006 we entered into employment agreements with Dr. Wang. The agreement provides for a base salary and annual bonuses as determined by the board of directors based upon their evaluation of a variety of factors including our revenues, net income and other financial and operating factors the board of directors deems appropriate. In addition, Dr. Wang is entitled to participate in any of our employee benefit plans and he will be reimbursed for reasonable business expenses incurred by him on our behalf. The employment agreement also contains customary confidentiality and non-compete provisions.

The August 2006 employment agreement may be terminated upon Dr. Wang’s death or disability, and with or without cause. In the event we should terminate Dr. Wang’s employment upon his death or disability, for cause (as defined in the agreement) or if he should resign, he is entitled to payment of his base salary through the date of termination, any earned but unpaid bonuses, reimbursement for any unreimbursed business expenses and any employment benefits, if any, that he is then legally entitled to receive. At our option we may terminate his employment without cause in which event he is entitled to payment of his base salary through the date of termination and for a period of the earlier of 18 months or the expiration date of the agreement, any earned but unpaid bonuses, reimbursement for any unreimbursed business expenses, any employment benefits, if any, that he is then legally entitled to receive and all unvested options will immediately vest and become exercisable.

Dr. Wang’s August 2006 employment agreement which included a December 31, 2009 expiration date, provided for an annual base salary of $100,000 for 2007, increasing to $150,000 for 2007, $200,000 for 2008 and $250,000 for 2009. This employment agreement also included options to purchase 2,200,000 shares of our common stock a portion of which vest over a three year period and are exercisable for five years from vesting at prices ranging from $0.01 to $10.00 per share as additional compensation.

Dr. Wang’s August 2006 employment agreement was approved by our board of directors when there were no independent directors on the board. Accordingly, Dr. Wang and other members of management who were also board members in August 2006, each had significant influence over the terms and conditions of Dr. Wang’s employment agreement and their own.

On August 6, 2009 our board of directors approved, based on the recommendation of the compensation committee, an employment agreement with Dr. Wang to replace the August 2006 employment agreement effective as of August 1, 2008.  Dr. Wang’s August 1, 2008 employment agreement expires on December 31, 2013 and provides for, among other things, payment of a base salary which increases annually at fixed amounts, eligibility to receive an annual incentive bonus in 2008 as described below, a discretionary bonus if approved by our board of directors based on a recommendation of the compensation committee, participation in certain health and welfare benefit plans, an automobile allowance and an allowance for use of an email enabled mobile phone.  In January 2009, Dr. Wang waived his salary and any incentive bonus due for 2008.

Dr. Wang’s August 1, 2008 employment agreement provides that he will serve as our chief executive officer and a member of our board of directors through December 31, 2013 at a base salary of $166,667 from August 1, 2008 through December 31, 2008 and an annual base salary of $450,000 in 2009, $500,000 in 2010, $550,000 in 2011, $600,000 in 2012 and $650,000 in 2013.

Under the August 1, 2008 employment agreement, if Dr. Wang’s employment is terminated as a result of his death, disability, by us without cause or he resigns within 90 days following a change of control or for “good reason”, Dr. Wang will be entitled to receive (in addition to salary and certain other benefits earned prior to termination) a single lump sum payment in an amount equal to two times the sum of his then-current annual base salary and the highest annual discretionary bonus and the highest incentive bonus that the employee was entitled to receive within the three (3) years preceding the date of termination. In addition, Dr. Wang will become fully vested in all outstanding stock incentive awards, will be entitled to certain health and welfare benefits for a period of two years following such termination and payment of additional amounts in the event additional taxes are imposed on the under Section 280G of the Internal Revenue Code.

Under the August 1, 2008 employment agreement, “cause” means: (i) a final non-appealable adjudication of Dr. Wang of a felony, which would have a material or adverse effect on our business; or (ii) the determination of the board of directors (other than the affected employee) that Dr. Wang has engaged in intentional misconduct or the gross neglect of his duties, which has a continuing material adverse effect on our business.

On January 23, 2009, Dr. Wang entered into an amendment to his August 1, 2008 employment agreement waiving the annual base salary provided for in the employment agreement from October 1, 2008 through December 31, 2008 and the incentive compensation including bonus, if any, due in 2008. All other terms and conditions of the employment agreement remain in full force and effect.

Jenny Liu, who has served as our Vice President of Finance and as our Principal Financial and Accounting Officer from August 2006 until February 2009, is not a party to an employment agreement with our company. Ms. Liu's compensation is determined by our Chief Executive Officer and board of directors who considered a number of factors in determining her compensation including the scope of her duties and responsibilities to our company and the time she devotes to our business. Our Chief Executive Officer or board of directors did not consult with any experts or other third parties in fixing the amount of Ms. Liu’s compensation. During 2008 Ms. Liu’s compensation package included a base annual salary of $70,000 from January 1, 2008 until June 30, 2008. On July 1, 2008, Ms. Liu’s annual base salary was increased to $105,000 plus payment of a monthly allowance of $1,000 per month for automobile and cellular phone expenses.  In addition, on July 1, 2008, Ms. Liu was also awarded 15,000 shares of our restricted common stock pursuant to our 2008 Non-Executive Stock Incentive Plan which shares will vest 25% on June 1, 2009, 25% on September 1, 2009, 25% on December 1, 2009 and 25% on March 1, 2010.  In addition, we provided health care benefits to Ms. Liu in 2008. On December 3, 2008 we awarded Ms. Liu 80,000 shares of our restricted common stock pursuant to our 2008 Non-Executive Stock Incentive Plan in lieu of any prior stock option awards.  The shares awarded to Ms. Liu on December 3, 2008 vested in full on January 1, 2009.

In February 2009, we appointed I. Andrew Weeraratne as our Chief Financial Officer.  Mr. Weeraratne will receive a salary of $50,000 per year in cash plus $12,500 per month in shares of our common stock, of which $5,000 per month will be in the form of registered shares of common stock and $7,500 will be in the form of restricted common stock (collectively referred to as the “Stock Award”).  All shares of our common stock comprising the Stock Award will be issued within 10 days of the end of each monthly period during the term of employment (the Award Date”).  The restricted common stock will vest 100% 12 months after each Award Date and will be subject to the terms and conditions of our restricted stock award agreement as approved by our compensation committee.  The number of shares of our common stock to be issued under the Stock Award will be computed by dividing $12,500 by the closing price of our common stock on the last business day of each full month over the 12 month period after the Effective Date.  In addition, Mr. Weeraratne is entitled to participate in our health benefit plan.   Mr. Weeraratne’s employment may be terminated by us or Mr. Weeraratne at will without penalty.  We are in discussions with Mr. Weeraratne regarding an amendment to his compensation arrangement.

In 2007, we assigned Dr. Wang marketable securities as compensation in 2007 which were approved by the board of directors with a fair value of $83,700. All such amounts are reflected in the Summary Compensation Table set forth above.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our shareholders as well as any equity compensation plans not approved by our shareholders as of December 31, 2008.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan category
Plans approved by our shareholders:
Evolve One, Inc. Stock Option Plan	480	$11.25	7,999,520
2006 Equity Plan	375,250	$2.85	9,612,750
2008 Executive Stock Incentive Plan	-	-	1,000,000
2008 Non-Executive Stock Incentive Plan	-	-	2,731,352
Plans not approved by shareholders:
2005 Equity Compensation Plan	260,500	$29.97	99,739,500
2006 Stock Plan	414,590	$2.97	119,250

A description of each of these plans is contained later in the notes to audited consolidated financial statements which appear at the end of our Form 10-K for the year ended December 31, 2008.

PRINCIPAL SHAREHOLDERS

At April 15, 2009 we had 23,585,415 shares of common stock issued and outstanding. The following table sets forth information known to us as of April 15, 2009 relating to the beneficial ownership of shares of our common stock by:

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;
•	each director and nominee;
•	each named executive officer; and
•	all named executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of China Direct, Inc., 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441. We believe that all persons, unless otherwise noted, named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them. Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the that date, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the that date, have been exercised or converted.

Yuejian (James) Wang [1]	5,168,300	21.08%
Yuwei Huang [2]	500,000	2.12%
Lazarus Rothstein [3]	30,000	*
I. Andrew Weeraratne [4]	21,388	*
David Barnes [5]	54,500	*
Sheldon Steiner [6]	64,500	*
George Leibowitz [7]	42,000	*
Philip Shen [8]	42,555	*
Marc Siegel [9]	2,166,182	9.2%
David Stein [10]	1,831,044	7.4%
All directors and executive officers as a group (8 persons)	5,655,955	23.97%
———————
*represents less than 1%

Footnotes to Principal Shareholder Table.

(1)
The number of shares beneficially owned by Dr. Wang includes: 240,900 shares held directly; 4,000,000 shares of common stock held by Dragon Fund Management LLC ("Dragon Fund"), an entity in which Dr. Wang owns 1% of the membership interests and holds 50% of the voting control; options to purchase 27,400 shares of common stock at an exercise price of $2.50 expiring on January 1, 2011; options to purchase 400,000 shares of common stock at an exercise price of $5.00 expiring on January 1, 2012; and options to purchase 500,000 shares of common stock at an exercise price of $7.50 expiring on January 1, 2013. Dr. Wang disclaims beneficial ownership of our common stock owned by Dragon Fund except to the extent of his pecuniary interest in Dragon Fund.

(2)	The number of shares beneficially owned by Yuwei Huang includes 500,000 shares of common stock purchased in a private transaction at a price of $1.10 per shares in February 2008.
(3)
The number of shares beneficially owned by Mr. Rothstein includes 10,000 shares of common stock presently outstanding, and 20,000 shares of our restricted common stock awarded pursuant to our 2006 Stock Compensation Plan which vest in equal installments on June 1, 2009, September 1, 2009, January 2010, and April 1, 2010.

(4)	The number of shares beneficially owned by Mr. Weeraratne includes 21,388 of our restricted common stock which vest: 6,881 on February 28, 2010 and 5,952 on March 31, 2010.
(5)
The number of shares beneficially owned by Mr. Barnes includes: 3,750 shares of our common stock, options to purchase 12,500 shares of common stock at an exercise price of $3.00 expiring on January 15, 2011 and 38,250 shares of our restricted common stock which were awarded pursuant to our 2008 Non-Executive Stock Incentive Plan which vest as follows: 10,500 shares vest on May 30, 2009, 9,250 shares vest on August 31, 2009, 9,250 shares vest on November 30, 2009, and 9,250 shares vest on March 28, 2010.

(6)
The number of shares beneficially owned by Mr. Steiner includes: 13,750 shares of common stock; options to purchase 12,500 shares of common stock at an exercise price of $3.00 expiring on January 15, 2011 and 38,250 shares of our restricted common stock awarded pursuant to our 2008 Non-Executive Stock Incentive Plan which vest as follows:  10,500 shares vest on May 30, 2009, 9,250 shares vest on August 31, 2009, 9,250 shares vest on November 30, 2009, and 9,250 shares vest on March 28, 2010.

(7)
The number of shares beneficially owned by Mr. Leibowitz includes: 3,750 shares of our common stock and 38,250 shares of our restricted common stock granted awarded pursuant to our 2008 Non-Executive Stock Incentive Plan; 10,500 shares vest on May 30, 2009, 9,250 shares vest on August 31, 2009, 9,250 shares vest on November 30, 2009, and 9,250 shares vest on March 28, 2010.

(8)
The number of shares beneficially owned by Dr. Shen includes: 42,555 shares of our restricted common stock granted awarded pursuant to our 2008 Non-Executive Stock Incentive Plan; 4,000 shares vest on April 26, 2009, 1,555 vest on July 26, 2009, 9,250 shares vest on May 30, 2009, 9,250 shares vest on August 31, 2009, 9,250 shares vest on November 30, 2009, and 9,250 shares vest on March 28, 2010.

(9)
The number of shares beneficially owned by Mr. Siegel includes 2,186,214 shares of common stock presently outstanding, and 65,268 shares of common stock granted as compensation under a consulting agreement granted pursuant to our 2008 Non-Executive Compensation Plan, and carry voting rights, which vest in equal installments on June 30, 2009, September 30, 2009 and December 31, 2009.

(10)
The number of shares beneficially owned by Mr. Stein includes: 1,659.432 shares of common stock presently outstanding; 43,512 shares of common stock granted as compensation under a consulting agreement granted pursuant to our 2008 Non-Executive Compensation Plan, and carry voting rights, which vest in equal installments on June 30, 2009, September 30, 2009 and December 31, 2009; and options to purchase 200,000 shares of common stock at an exercise price of $5.00 expiring on June 1, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time we engage in transactions with related parties.  The following is a summary of the related party transactions reflected on our consolidated balance sheet at December 31, 2008 and Note 12 to our consolidated financial statements for the year ended December 31, 2008.

Definitions

We have specified the following persons and entities as related parties with ending balances as of December 31, 2008 and 2007:

•
Yuwei Huang is executive vice president of our Magnesium segment, a member of the board of directors, chief executive officer and chairman of Chang Magnesium, chairman of Baotou Changxin Magnesium, chairman of YiWei Magnesium, and chief executive officer and vice chairman of Golden Magnesium;

•	Taiyuan YiWei Magnesium Industry Co., Ltd., a company organized under the laws of the PRC (“YiWei Magnesium”), is a minority interest owner in Chang Magnesium;
•	Lifei Huang is the daughter of Yuwei Huang;
•	Huihuan Huang is the sister of Yuwei Huang;
•	Lifei Huang is a registered representative of Pine Capital Enterprises Inc., a company organized under the laws of the Caymen Islands (“Pine Capital”);
•	Lifei Huang is a registered representative of Wheaton Group Corp., a company organized under the laws of Brunei Darussalam (“Wheaton”);
•	Nippon Magnetic Dressing Co., Ltd., a company organized under the laws of the Japan (“Nippon Magnetic”), is a minority interest owner of YiWei Magnesium;
•	Shanxi Senrun Coal Chemistry Co., Ltd., a company organized under the laws of the PRC (“Senrun Coal”), is a minority interest owner in Golden Magnesium;
•	Shanxi Jinyang Coal and Coke Group Co., Ltd., a company organized under the laws of the PRC (“Jinyang Group”), is a minority interest owner of Pan Asia Magnesium;
•	Japan Material Industry Co., Ltd. a company organized under the laws of the PRC, (“Japan Material”), is a minority interest owner of YiWei Magnesium;
•	Runlian Tian is a director of Pan Asia Magnesium;
•	Hiubiao Zhao is the brother of an officer of Pan Asia Magnesium;
•	NanTong Langyuan Chemical Co., Ltd., a company organized under the laws of the PRC (“NanTong Chemical”), is owned by Jingdong Chen and Qian Zhu, the minority interest owners of Lang Chemical;
•	Jingdong Chen, is vice president of our Basic Materials segment and chief executive officer of Lang Chemical;
•	Qian Zhu is chief financial officer of Lang Chemical. Jingdong Chen and Qian Zhu are husband and wife;
•	Zhou Weiyi is the minority interest owner in CDI Metal Recycling;
•	Chen Chi is vice president of our Basic Materials Segment and minority interest owner of CDI Beijing; and
•
Lisheng (Lawrence) Wang is the chief executive officer and chairman of Dragon Capital Group Corp. a Nevada corporation, (“Dragon Capital”) and is the brother of Dr. Wang, CEO and Chairman of China Direct and Xiaowen Zhuang, a key employee.

Accounts Receivable – related parties

At December 31, 2008 we reported accounts receivable – related parties of $1,676,191 comprised of the following:

•	$1,628,896 due Baotou Changxin Magnesium from YiWei Magnesium, for inventory provided; and
•	$47,295 due Golden Magnesium from YiWei Magnesium for inventory provided.

At December 31, 2007 we reported accounts receivable – related parties of $2,283,600 comprised of the following:

•	$1,287,317 due Chang Magnesium from YiWei Magnesium, for product provided; and
•	$996,283 due Golden Magnesium from YiWei Magnesium for product provided.

Prepaid Expenses – related parties

At December 31, 2008 we reported prepaid expenses – related parties of $8,007,111 comprised of the following:

•	$5,830,717 prepaid by Chang Magnesium to YiWei Magnesium for future delivery of inventory;
•	$940,699 prepaid by Golden Magnesium to Senrun Coal for future delivery of coke gas for fuel;
•	$520,397 prepaid by Chang Magnesium to Nippon Magnetic to for future delivery of inventory;
•	$389,225 prepaid by Pan Asia Magnesium to Jinyang Group for the future delivery of coke gas; and
•	$326,073 prepaid by Golden Magnesium to YiWei Magnesium for future delivery of inventory.

At December 31, 2007 we reported prepaid expenses-related parties of $4,150,943 comprised of the following:

•	$1,805,351 prepaid by Chang Magnesium to YiWei Magnesium for future delivery of inventory;
•	$1,382,312 prepaid by Golden Magnesium to YiWei Magnesium for future delivery of inventory; and
•	$963,280 prepaid by Lang Chemical to NanTong Chemical for future delivery of chemical inventory.

Loan Receivable – related parties

At December 31, 2008 we reported loan receivables – related parties of $1,652,728 comprised of the following:

•	$1,608,959 due Lang Chemical from NanTong Chemical for funds advanced for working capital purposes; and
•	43,769 due CDI Shanghai Management from Dragon Capital for funds advanced for working capital purposes.

At December 31, 2007 we reported loan receivables – related parties of $0.

Due from related parties

At December 31, 2008 we reported due from related parties of $35,710 comprised of the following:

•	$21,125 due China Direct from a China Direct employee for the exercise price of exercised options; and
•	$14,585 due CDI Metal Recycling from Zhou Weiyi, for the contribution of registered capital related to the formation of CDI Metal Recycling.

At December 31, 2007 we reported due from related parties of $1,287,877 comprised of the following:

•	$1,287,877 due Pan Asia Magnesium from a Jinyang Group for working capital purposes.

Accounts Payable – related parties

At December 31, 2008 we reported accounts payable – related party of $7,516,728 comprised of the following:

•	$4,497,180 due from Chang Magnesium to Pine Capital in repayment of an advance from customer for the expected delivery of inventory; and
•	$3,019,548 due from Chang Magnesium to Wheaton Group in repayment of an advance form customer for the expected delivery of inventory.

At December 31, 2007 we reported accounts payable–related parties of $964,114 comprised of the following:

•	$604,596 due from Chang Magnesium to YiWei Magnesium for delivered inventory; and
•	$359,518 due from Golden Magnesium to YiWei Magnesium for delivered inventory.

Notes Payable – related parties

At December 31, 2008 we reported notes payable–related party of $0.

At December 31, 2007 we reported notes payable–related party of $410,167 comprised of the following:

•	$410,167 due Nantong Chemical from Lang Chemical for fund advances for working capital purposes.

Due to related parties

At December 31, 2008 we reported due to related parties balance of $978,739 comprised of the following:

•	$832,843 due to Chen Chi, this amount is made of up $729,257 due from Capital One Resource, and $103,586 from CDI Beijing for fund advances for working capital purposes; and
•	$145,896 advanced by Huihuan Huang to Chang Magnesium for working capital purposes.

At December 31, 2007, our financial statements reflect a due to related parties balance of $3,137,233. This amount is comprised of:

•	$1,993,410 advanced by Japan Material to Chang Magnesium for working capital purposes;
•	$652,921 advanced by YiWei Magnesium to Chang Magnesium and Golden Magnesium for working capital purposes;
•	$287,662 advanced by Ms. Runlian Tian and Mr. Hiubiao Zhao to Pan Asia Magnesium for working capital purposes; and
•
$203,240 advanced by CDI Wanda to Mr. Dai Feng, an officer of CDI Wanda. NanTong Chemical is a Chinese limited liability company owned by Jingdong Chen and Qian Zhu, the two minority shareholders of Lang Chemical.

Related Person Transaction Policy

Our board of directors is in the process of finalizing a written Related Person Transaction Policy that will require the board of directors or audit committee to approve or ratify transactions between our company or one or more of our subsidiaries and any related person involving a dollar amount to be determined by the board of directors. Under the Related Person Transaction Policy being considered by the board of directors, the board of directors or audit committee will review the relevant facts of the proposed transaction and the interest of the related person in the transaction, and either approve or reject the proposed transaction. If a related person transaction that has not been previously approved or previously ratified is discovered, that transaction will be presented to the board of directors or audit committee for ratification. No director can participate in the deliberation or approval of any related person transaction in which such director is the related person.

For purposes of the Related Person Transaction Policy, a "related person" means (i) any director or executive officer of ours, (ii) any nominee for director, (iii) any 5% beneficial owner of our common stock, (iv) any immediate family member of a director, nominee for director, executive officer or 5% beneficial owner of our common stock, and (v) any firm, corporation, or other entity in which any of these persons is employed or is a partner or principal or in a similar position, or in which such person has a 10% or greater beneficial ownership interest. The Related Person Transaction Policy will provide that the following types of transactions are deemed to be pre-approved under the policy: (1) transactions that are available to related persons on the same terms as such transactions are available to all employees generally; (2) compensation or indemnification arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the board of directors or the compensation committee; (3) transactions in which the related person's interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) that is a party to the transaction; (4) transactions in which the related person's interest derives solely from his or her ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis, (5) director compensation arrangements, if such arrangements have been approved by the board of directors or the nominating and corporate governance committee; and (6) any other transaction which is not required to be disclosed as a "related person transaction" under applicable securities regulations. The Related Person Transaction Policy defines the term "immediate family member" to mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, nominee for director, executive officer, or 5% beneficial owner of our common stock, and any person (other than a tenant or employee) sharing the household of such director, nominee for director, executive officer, or 5% beneficial owner.

This policy, which was is under consideration by our board of directors, will be applied to future related person transactions. Consequently, during 2008 none of the aforedescribed related party transactions were subject to review as contemplated by our Related Person Transaction Policy.

CERTAIN DEFINED TERMS

From time to time in this proxy statement we used certain defined terms to refer to our subsidiaries and other entities, all of which have the same meaning as in our December 31, 2008 Annual Report on Form 10-K filed the Securities and Exchange Commission.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for the board of directors

The board of directors proposes the election of the following five individuals to serve on its board of directors for a term of one year. These nominees include current board members Dr. Wang, Dr. Shen and Messrs. Barnes, Steiner and Huang. Dr. Yuejian (James) Wang and Messrs. Barnes and Steiner are standing for reelection.  Dr. Shen and Mr. Huang were appointed in January 2009 and are standing for election.  Mr. Leibowitz, currently a member of our board of directors, is not standing for reelection at the annual meeting because his other commitments will prevent him from devoting sufficient time to our company.  There are no disagreements between our company and Mr. Leibowitz.

The following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individual named as proxy on the enclosed proxy card will vote the shares that he represents for the election of such other persons as the board of directors may recommend.

The board of directors adheres to corporate governance principles designed to assure the continued vitality of the board of directors and excellence in the execution of its duties. The board of directors is responsible for supervision of the overall affairs of China Direct. Following the annual meeting, the board of directors will consist of five directors. All directors are A.A. citizens. The term of each director continues until the next annual meeting or until successors are elected.  The names of the nominees for our board of directors and information about them are set forth below.

Yuejian (James) Wang, Ph.D., age 47, has served as our CEO and Chairman of the board of directors since August 2006. Dr. Wang, a co-founder of China Direct Investments, has served as its CEO and Chairman of its board of directors since its inception in January 2005. Dr. Wang has also been a member of the board of directors of CHIC Investment Banking Services (Shanghai) Company Limited since June 2004. From 2001 to 2004, he was President and Chairman of the board of directors of Genesis Pharmaceutical Enterprises, Inc. (OTCBB: GNP). From 2000 until 2001, Dr. Wang was President, Chief Operating Officer and director of China Net & Technologies, Inc., a technology firm. From 2000 until 2001, Dr. Wang was Vice President, Chief Operating Officer and director of Ten Sleep Corporation, a California-based integrated Internet company that acquired and licensed technology, identified, acquired and developed development-stage technology and service entities and focused on the internet infrastructure market-PC, application-ready devices. From January 2000 until November 2000, Dr. Wang was President of Master Financial Group, Inc., a St. Paul, Minnesota-based company which was a wholly-owned subsidiary of Ten Sleep Corporation that provided consulting services for small private and public entities in the area of corporate finance, investor relations and business management. Between 1997 and 2000, Dr. Wang was a research scientist and Assistant Professor, Lab Director at the University of Minnesota, School of Medicine. Dr. Wang received a Bachelor of Science degree from the University of Science and Technology of China in He Fei, China in 1985, a Master of Science Degree from the Shanghai Second Medical University, Shanghai, China in 1988, and his Ph.D. degree from the University of Arizona in 1994.

Yuwei Huang, age 54, has served as our Executive Vice President – Magnesium since February 2009 and as Chief Executive Officer of our subsidiary, Chang Magnesium, since June 2006. Mr. Huang is responsible for the operations of Chang Magnesium. Mr. Huang also serves as General Manager of Taiyuan YiWei Magnesium Industry Co., Ltd. (“YiWei Magnesium”) since founding the company in 1999 and serves in various positions with its affiliated entities including Vice Chairman of Shanxi Golden Trust YiWei Magnesium Industry Co., Ltd. since 2002, Vice Chairman of Taiyuan Qingcheng YiWei Magnesium Industry Co., Ltd. since 2001, Vice Chairman and General Manager of Taiyuan Min Wei Magnesium Industry Co., Ltd. since 2000, General Manager of Taiyuan YiWei Magnesium Factory since 1998 and Chairman of Shang Xi NiChiMen YiWei Magnesium Co., Ltd. since 1994. YiWei Magnesium, a minority owner of Chang Magnesium, owns interests in seven subsidiary magnesium factories, a magnesium alloy factory and a magnesium powder desulphurization reagent factory, all located in China.

David M. Barnes, age 66, is a certified public accountant and has been a member of our board of directors since April 2007. Mr. Barnes is the chairman of our audit committee and serves on our compensation committee, nominating committee and governance committee. Mr. Barnes brings over 40 years experience working with both public and private companies. Since December 2008, Mr. Barnes has been the President and since February 2009 has been the Chief Executive Officer and Chairman of the Board of Directors of MDwerks, Inc. (MDWK:OTCBB). Mr. Barnes had served as the audit committee chairman and a member of the compensation committee of the board of MDwerks, Inc. from November 2005 until December 2008. MDwerks, Inc. is an automated healthcare solutions provider and also markets digital pens and associated software and customer service. From April 1996 through July 2006, Mr. Barnes served as Executive Vice President, Chief Financial Officer and a director of Solar Thin Films, Inc. (OTCBB:SLTN) (formerly American United Global, Inc., (OTCBB:AUGB). From 2002 to February 2009, Mr. Barnes was a consultant to management of numerous companies.  In this role, from May 2006 to November 2007, Mr. Barnes was Chief Financial Officer and a director of Cyber Defense Systems, Inc. (OTCBB:CYDF), a designer and builder of manned and unmanned surveillance airships. From March 2006 to June 2008, Mr. Barnes was the Chief Financial Officer of Neah Power Systems, Inc. (OTCBB:NPWS), a developer of porous silicon based fuel cells. In addition, Mr. Barnes was a director of Searchhelp, Inc. from April 2005 to February 2009 (OTCBB:SHLP), Thinkpath, Inc. from May 2005 to February 2009 (OTCBB:THPHF) and Medical Solutions Management, Inc. from December 2007 to December 2008 (OTCBB: MSMT). Thinkpath, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy code in March 2008. Mr. Barnes began his career as an auditor for the accounting firm of Laventhol & Horwath and is a graduate of C.W. Post College.

Sheldon Steiner, age 75, has been a member of our board of directors since April 2007. Mr. Steiner is Chairman of the compensation committee and a member of the audit committee and nominating and governance committee.  Mr. Steiner has over 52 years of both public and private accounting experience. Since October 2008, Mr. Steiner has been a member of the board of directors of MDwerks, Inc.  From 2003 to 2005 Mr. Steiner served as a managing director for American Express Tax and Business Services, Inc. From 2003 to 2007 Mr. Steiner was a principal of Millward & Co. CPAs. From 2006 to 2007 Mr. Steiner was a managing director of RSM McGladrey.  Mr. Steiner currently serves as a Senior Vice President at Valley Bank in south Florida and is a member of the Fort Lauderdale Chamber of Commerce Trustees and the Broward Economic Development Council.  He is a graduate of the City College of New York.

Philip Y. Shen, Ph.D., age 65, possesses three decades of high level experience in international sales and marketing, manufacturing, mergers/acquisitions, cross border investment, combined with his cultural background and fluency in Chinese dialects.  For more than the past 20 years, Dr. Shen has held numerous positions with Leggett and Platt, Inc., a Fortune 500 Company that manufactures a broad variety of engineered components and products for customers worldwide.  Prior to his retirement at Leggett and Platt, Inc., Dr. Shen held the position of president of its Asia Pacific operations where he was responsible for business development, sales and marketing, sourcing and manufacturing, mergers and acquisitions, licensing and cross-cultural negotiations in the company’s Asia Pacific region.  Since his retirement in 2008, Dr. Shen has been engaged in international consulting representing clients in the area of cross-border investment and marketing.  In addition, since 2004, Dr. Shen has published a monthly publication, China Insights, which reports on a variety of topics important to business development and bi-directional trade.  Dr. Shen earned a Ph.D. degree in biochemistry from Western Michigan University in 1971.

There are no family relationship between any of the executive officers and directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” ELECTION OF THE DIRECTOR NOMINEES.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF SHERB & CO., LLP

The audit committee has appointed Sherb & Co, LLP as our independent registered public accounting firm to audit the consolidated financial statements of China Direct and its subsidiaries for the year ending December 31, 2009 and our internal control over financial reporting as of December 31, 2009. Representatives of Sherb & Co., LLP will be present at the annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.  Although shareholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Sherb & Co., LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision.  If not ratified, the audit committee will reconsider the selection, although the audit committee will not be required to select a different independent auditor for our company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF SHERB & CO, LLP AS THE INDEPENDENT REGISTERED ACCOUNTING FIRM OF CHINA DIRECT

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO CHINA DIRECT INDUSTRIES, INC. OR SUCH OTHER NAME AS THE BOARD OF DIRECTORS MAY ELECT

Background

Starting in the fourth quarter of 2006, our company has evolved from exclusively providing advisory services to small and medium sized companies in China to acquiring controlling interest of Chinese business entities, mainly in the areas of magnesium production and distribution and basic materials.  In 2007 and 2008, we have devoted a substantial majority of our resources in both capital and personnel toward building these operations.  In 2008 we derived the vast majority of our revenues from subsidiaries operating in China; management intends to continue to focus its efforts in this area.  As a result, the board of directors in January 2009 approved, subject to shareholder approval, the change of our corporate name to China Direct Industries, Inc. which it believes more accurately reflects our business operations.  A form of the proposed amendment to our articles of incorporation is attached as Appendix A to this proxy statement.

Vote Required for Approval

The affirmative vote of holders of a majority of our issued and outstanding shares of common stock entitled to vote at the annual meeting is required to approve our proposal to approve the amendment to our Articles of Incorporation changing our corporate name to China Direct Industries, Inc. or such other name as the board of directors may elect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION CHANGING THE NAME OF THE COMPANY TO CHINA DIRECT INDUSTRIES, INC. OR SUCH OTHER NAME AS THE BOARD OF DIRECTORS MAY ELECT

OTHER MATTERS

As of the date hereof, there are no other matters that we intend to present, or have reason to believe others will present, at the annual meeting.  If, however, other matters properly come before the annual meeting, the accompanying proxy authorizes the person named as proxy or his substitute to vote on such matters as he determines appropriate.

DISSENTER’S RIGHTS

Under Florida law there are no dissenter’s rights available to our shareholders in connection with either the election of our board of directors, the ratification of the appointment of our registered public accounting firm or the approval of the amendment to our articles of incorporation changing our corporate name.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders to be included in our proxy statement for our annual meeting of shareholders to be held in 2010 must be received by our corporate secretary on or before January 3, 2010.  The submission of a shareholder proposal does not guarantee that it will be included in our proxy for our annual meeting of shareholders we plan to have in 2010.  All other shareholder proposals, including nominations of directors, must be received by us not less than 60 days nor more than 90 days prior to such meeting which is tentatively scheduled for May 28, 2010.

ANNUAL REPORT ON FORM 10-K

As required, we have filed our 2008 Form 10-K with the SEC. Shareholders may obtain, free of charge, a copy of the 2008 Form 10-K by writing to us at China Direct, Inc. 431 Fairway Drive, Deerfield Beach, Florida 33441, Attention: Corporate Secretary, or from the Investor Relations page of our website at www.cdii.net and our Form 10-K with exhibits is available on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement refers to certain documents that are not presented herein or delivered herewith.  Such documents are available to any person, including any beneficial owner of our shares, to whom this proxy statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Corporate Secretary, China Direct, Inc., 431 Fairway Drive, Deerfield Beach, Florida (954) 363-7333.  Please note that additional information can be obtained from our website at www.cdii.net.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Lazarus Rothstein
Deerfield Beach, Florida	Lazarus Rothstein,
April 17, 2009	Secretary

Appendix A – Form of Amendment to Articles of Incorporation

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

CHINA DIRECT, INC.

Pursuant to the provision of Section 607.1006, Florida Statutes, CHINA DIRECT, INC., a Florida corporation (the "Corporation"), adopts the following articles of amendment to its Articles of Incorporation:

New Corporate Name:

Article I of the Corporation’s Articles of Incorporation – CORPORATE NAME – is hereby replaced, in its entirety, by the following:

ARTICLE I

CORPORATE NAME

The name of this Corporation shall be: CHINA DIRECT INDUSTRIES, INC.

Adoption of Amendment:

The amendment set forth in these Articles of Amendment have been adopted on January 6, 2009, by the board of directors of the Corporation and was approved by the shareholders of the Corporation on May 29, 2009. The number of votes cast for the amendment by the shareholders were sufficient for approval.

Effective Date:

The effective date of this amendment shall be the date of filing with the Florida Department of State.

IN WITNESS WHEREOF, the Corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment this ___ day of ________, 2009 and affirms that the statements made herein are true under the penalties of perjury.

China Direct, Inc.

By:
Name:
Title:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – MAY 29, 2009 AT 1:00 PM
CONTROL ID:
PROXY ID:
PASSWORD:

The undersigned, a stockholder of China Direct Inc. (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Lazarus Rothstein, proxy with power of substitution, for and in the name of the undersigned to attend the Annual Meeting of Stockholders of the Company to be held at the Hilton Hotel at 100 Fairway Drive, Deerfield Beach, Florida, 33441-1856 on Friday May 29, 2009 at 1:00 P.M., eastern standard time, or at any adjournment or postponement thereof, and there to vote, as designated below.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by fax, please DO NOT mail your proxy card.

ABC HOLDER 400 MY STREET CHICAGO IL 60605
MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com
PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE STOCKHOLDERS OF CHINA DIRECT INC.			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROPOSAL 1		à	FOR ALL	AGAINST ALL	FOR ALL EXCEPT
	To elect a board of directors consisting of five members;					CONTROL ID:
	Dr. Yuejian (James) Wang					PROXY ID:
	Mr. David Barnes					PASSWORD:
	Mr. Sheldon Steiner				
	Mr. Yuwei Huang				
	Dr. Philip Y. Shen				
PROPOSAL 2		à	FOR	AGAINST	ABSTAIN
	To ratify the appointment of Sherb & Co., LLP as our independent registered public accountants;				
PROPOSAL 3		à	FOR	AGAINST	ABSTAIN
	To approve an amendment to our articles of incorporation to change our name from China Direct, Inc. to China Direct Industries, Inc. or such other name as the board of directors may elect.				
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: 
MARK HERE FOR ADDRESS CHANGE □
New Address (if applicable):
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST “FOR” PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2009

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)